Exhibit 99.1

                 TRANSNET CORPORATION WINS $1.1 MILLION IT AWARD

/FOR IMMEDIATE RELEASE/                               CONTACT: Steven J. Wilk
                                                               (908) 253-0500

BRANCHBURG, NEW JERSEY -April 21, 2010 - TRANSNET CORPORATION (OTCBB: TRNT), a leading VoIP and IT sales and service provider, today announced that it has been awarded a $1.1 million project from a K-12 School District in Monmouth County, New Jersey.

Using advanced technologies, TransNet designed and will implement this phase of the school district's technology plan, which will significantly enhance the network's voice and data capabilities and expand the educational tools available to teachers and their students. Not only will the project provide increased security for the district's data, its new multi-media functions will facilitate increased creativity and productivity for teachers and students. Internet access and utilization will expand, including a wide range of video functions, increasing library resources as well as aiding research and publishing capabilities. The new network will provide access to a wider range of multi-media information and provide necessary security to video content library, a growing segment of research and education.

The advanced network will also include innovative voice applications to enhance availability and productivity of district staff. Advancements implemented by TransNet will include the ability to establish "guest networks" for internet access that will offer access to a broad spectrum of approved users while ensuring the security of sensitive district data. The new system will provide the district with a solid foundation for the next generation of communications technology.

Steven J. Wilk, President, said, "While many states, including New Jersey, significantly restricted funding of major school projects at the beginning of the year, we are pleased that funding is becoming available for projects considered vital by school districts and state administrations. In addition, as with this award, federal funding is available for up to 90% of the actual solutions that TransNet Corporation designs and implements. As a result, we are responding to an increased number of proposals for similar security networks for the State of New Jersey, K-12 school districts, and local municipalities. We look forward to favorable returns on these proposals."

ABOUT TRANSNET

TransNet Corporation is a leading Unified Communications [Voice over Internet Protocol ("VoIP"), Presence, emergency messaging, and more] and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING
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OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND
TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE
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